Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 28, 2021, with respect to the consolidated financial statements of Arqit Limited included in the Registration Statement (Form F-4) of Arqit Limited Inc. dated July 26, 2021.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom
July 26, 2021